Exhibit 99.1

Alta Mesa Holdings, LP
ALTA MESA HOLDINGS ANNOUNCES
SECOND QUARTER 2011
FINANCIAL RESULTS AND OPERATIONAL UPDATE
Houston, Texas — August 11, 2011 — Alta Mesa Holdings, LP announced its financial results for the second quarter of 2011. A summary of the quarter’s financial results are:
➢	Production totaled 10.5 Bcfe, or 116 MMcfe per day

➢	Oil & Gas Revenues totaled $80.9 million

➢	Lease Operating Expense totaled $15.0 million

➢	General & Administrative Expense totaled $8.8 million

➢	Depletion and Depreciation totaled $23.0 million

➢	EBITDAX totaled $52.2 million
Production
Production volumes for the second quarter of 2011 totaled 10.5 Bcfe compared to 9.8 Bcfe for the first quarter of 2011, a sequential quarterly increase of 0.7 Bcfe, or 7%. Average daily production for the second quarter increased by 7 MMcfe per day to 116 MMcfe per day compared to 109 MMcfe per day for the first quarter of 2011. Second quarter 2011 production was generally higher as a result of new production from our Deep Bossier area wells, Eagle Ford shale wells, new completions in Weeks Island and our new discoveries in South Texas, offset by the natural production declines of existing production.
Prices and Revenue
Below is a table of average hedged and unhedged prices the Company received in the second quarter of 2011 and first quarter of 2011.

Hedged - Average Realized Prices	Q2-2011	Q1-2011

Natural Gas (per Mcf)	$4.85	$4.80
Oil (per Bbl)	104.50	92.44
Natural Gas Liquids (per Bbl)	56.87	52.88
Combined realized (per Mcfe)	7.68	7.21

Unhedged – Average Prices	Q2-2011	Q1-2011

Natural Gas (per Mcf)	$4.21	$4.02
Oil (per Bbl)	110.97	96.70
Combined (per Mcfe)	7.42	6.77
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

Oil and gas revenues for the second quarter of 2011 totaled $80.9 million, up $10.3 million, or 15% compared to oil and gas revenues of $70.6 million for the first quarter of 2011. The variance between the two periods for oil and gas revenues is due primarily to the increase in oil and natural gas volumes (up 8%) and prices, up 13% for oil and 1% for natural gas. Inclusive of unrealized hedging gains ($14.4 million) and other revenue, total revenue for the quarter was $95.5 million compared to $51.9 million in the first quarter of 2011.
Lease Operating Expense
Total lease operating expense, inclusive of production and ad valorem taxes and workover expenses, for the second quarter of 2011 were $21.5 million compared to $20.4 million for the first quarter of 2011, up $1.1 million. The LOE component of this total figure was $1.43 per Mcfe in the second quarter, up from $1.36 in the first quarter; workover expenses were $0.22 per Mcfe in the second quarter, up from $0.17 in the first quarter; and production and ad valorem taxes were $0.39 per Mcfe in the second quarter, down from $0.55 per Mcfe in the first quarter, reflecting the variance of the Company’s production volume, prices and production mix.
Depreciation, Depletion and Amortization
DD&A expense for the second quarter of 2011 was $22.9 million compared to $19.5 million for the first quarter of 2011. On a per Mcfe basis, DD&A expense for the second quarter was $2.18 per Mcfe compared to $1.99 per Mcfe for the first quarter of 2011.
General and Administrative Expenses
General and administrative expenses for the second quarter of 2011 were $8.8 million, up $3.1 million, compared to $5.7 million, for the first quarter of 2011. The increase in general and administrative expenses between the periods was due primarily to legal and accounting consulting services, with $1.8 million related to on-going corporate litigation and review of documentation filed with the SEC, office and corporate expenditures related to information system expenditures and bad debt as well as an increase in salaries and benefits.
EBITDAX
EBITDAX for the second quarter of 2011 was $52.2 million, up $7.2 million or 16% compared to $45.0 million for the first quarter of 2011. The increase in EBITDAX between the periods is in large part a result of increased average price realizations and production offset in part by increased lease operating expense and general and administrative costs.
Net Income
Net income for the second quarter of 2011 was $25.6 million, compared to a net loss of $12.2 million, for the first quarter of 2011. The net income for the second quarter is up by $37.8 million compared to the first quarter of 2011 primarily due to higher average realized prices (including hedging gains), higher production volumes and lower interest expense offset in part by higher lease operating expense and general and administrative expense.
Operational Update and Highlights
Deep Bossier: This is the Company’s largest producing area, contributing about 53 million cubic feet of gas per day (MMcf/d). Since the end of the first quarter Alta Mesa has participated in drilling five successful wells in this area. Four of these wells have been completed and the initial production rates from these wells ranged from 20 MMcf/d to 1.5 MMcf/d. Additionally, five
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net wells have been successfully recompleted, resulting in new production with rates ranging from 3 MMcf/d to approximately 40 MMcf/d. Currently, one well is drilling and one well waiting on completion. The Company’s working interest partners in this area are EnCana and Gastar. Alta Mesa generally has between 25% and 55% working interest in the EnCana operated wells and between 25% and 33% in the Gastar operated wells.
Eagle Ford Shale: Alta Mesa is participating with its operating partner, Murphy Oil, in a multi-year drilling effort in the liquids window of Karnes County, and generally has between 21% and 25% working interest in approximately 19,000 gross acres. Currently Alta Mesa has interest in 14 producing wells. Since the end of the first quarter, Alta Mesa has participated in the drilling of nine wells. Of those nine wells, four wells have been brought online and five wells are waiting to be fraced or completed. Two wells are currently drilling, and five additional locations have been built for future drilling. Murphy Oil has secured a frac team that is dedicated to our wells in the area for the next two years.
Weeks Island: Our development drilling program continued during the second quarter, with one rig currently in the field. The Company drilled two successful wells since the end of the first quarter, the first being the Goodrich 25 ST #2 oil well which is online and producing at approximately 100 barrels per day, and is expected to reach approximately 200 barrels per day once it cleans up. Alta Mesa owns about 56% working interest in this well. The second well is the Myles Salt #34 which was recently logged, with good results in multiple zones. After finishing work on another well in the field, a completion rig will test the lower zones in this well. Alta Mesa owns 100% working interest in this well. Additionally, the Company recently finished two recompletions, the Myles Salt #46 which is producing at about 180 barrels per day and the State Weeks Bay #19 which had an initial rate of 500 barrels of oil per day. The State Weeks Bay well is currently being gravel packed and is expected to be back online shortly. Alta Mesa owns approximately 72% and 61% working interest in these two wells, respectively.
Cold Springs Field: Alta Mesa is continuing the planned development of two previously un-tested Wilcox zones in this area. As previously announced, the Company recompleted a well in one of the un-tested zones which initially produced at a rate of approximately 300 barrels of oil per day. The cost of this recompletion was under $100,000 and now provides additional primary and secondary targets for future drilling. The shallower Wilcox zone is present in several wells in the field and will be tested in the next recompletion in the coming weeks. Additionally, the Company is developing an extension to the Cold Springs field that was confirmed by 3D and subsequent drilling last year. Alta Mesa believes there are at least 12 wells to drill in this field extension area, the first of which will spud this week. During the second quarter Alta Mesa made a relatively small “bolt-on” acquisition in this area that is consistent with our priority of adding working and net revenue interests in our existing assets. The Company purchased an additional 12% to 20% working interest in all of the wells where we have an interest in the Cold Springs field and took over operations. These are properties that we understand well and are currently exploiting to create value.
Oklahoma: Alta Mesa is continuing with its infill drilling program in the Lincoln North Unit which is designed to further exploit the Oswego and Big Lime formations and will also target other deeper, prospective formations including the Mississippi Lime. The East Hennessey Unit waterflood expansion is now underway with water injection in the initial pilot area for the flood.
South Texas: During the second quarter, Alta Mesa continued its 3D seismic-based South Texas exploration activity. Year to date, we drilled and conducted operations on three discoveries and one dry hole in Jackson and Wharton Counties. Of the three discoveries, one averaged 60 barrels of oil per day and 1.5 MMcf/d, another averaged 60 barrels of oil per day and 4 MMcf/d, and the third is awaiting re-design of a frac and completion. We also classified a 2010 exploratory well drilled in Colorado County as a dry hole during the quarter, after we
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net completed attempts to establish commercial production. An exploration well targeting a Frio oil prospect was spud this week in Jackson County. Alta Mesa continues to lease acreage to enable additional development and exploration drilling.
Conference Call Information
Alta Mesa invites you to listen to its conference call which will discuss the Company’s financial and operational results at 2:00 p.m. Central time on Thursday, August 11th, 2011. If you wish to participate in this conference call, dial 877-317-6789 (toll free in US/Canada) or 412-317-6789 (for International calls), five to ten minutes before the scheduled start time and reference Conference ID #10002433. A webcast of the conference call will be available on the Company’s website at www.altamesa.net. Additionally, a replay of the conference call will be available for one month following the live broadcast, by dialing 877-344-7529 (toll free in US/Canada) or 412-317-0088 (for International calls), and referencing Conference ID # 10002433.
Alta Mesa Holdings, LP is a privately held company engaged in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of lower risk properties in plays where we identify a large inventory of drilling, development, and enhanced recovery and exploitation opportunities in known resources. We maximize the profitability of our assets by focusing on advanced engineering analytics, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.
Safe Harbor Statement and Disclaimer
This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include statements about our: business strategy; reserves, including changes to our reserves presentation in accordance with newly adopted SEC rules; financial strategy, liquidity and capital required for our development program; realized natural gas and oil prices; timing and amount of future production of natural gas and oil; hedging strategy and results; future drilling plans; competition and government regulations; marketing of natural gas and oil; leasehold or business acquisitions; costs of developing our properties and conducting our gathering and other midstream operations; general economic conditions; credit markets; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions that are not historical. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; and other risks. Except as otherwise required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “estimated ultimate recovery,” “EUR,” “probable,” “possible,” and “non-proven” reserves, reserve “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in any future filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company.
FOR MORE INFORMATION CONTACT: Lance L. Weaver (281) 943-5597 lweaver@altamesa.net
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statements of Operations
(unaudited — dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
REVENUES
Natural gas	$38,731	$30,120	$74,112	$57,935
Oil	39,292	16,278	71,489	25,799
Natural gas liquids	2,847	1,214	5,900	1,943
Other revenues	297	386	766	407

	81,167	47,998	$152,267	86,084
Unrealized gain (loss) — oil and natural gas derivative contracts	14,377	2,105	(4,808)	22,908

TOTAL REVENUES	95,544	50,103	147,459	108,992

CEXPENSES
Lease and plant operating expense	15,041	9,354	28,372	17,432
Production and ad valorem taxes	4,069	2,785	9,470	4,398
Workover expense	2,352	1,330	3,978	3,289
Exploration expense	5,690	1,651	8,421	4,572
Depreciation, depletion, and amortization	22,963	13,500	42,431	22,122
Impairment expense	4,929	643	10,755	2,093
Accretion expense	476	270	946	415
General and administrative expenses	8,843	4,679	14,593	6,902

TOTAL EXPENSES	64,363	34,212	118,966	61,223

INCOME FROM OPERATIONS	31,181	15,891	28,493	47,769

OTHER INCOME (EXPENSE)
Interest expense	(6,843)	(4,530)	(16,323)	(8,729)
Interest income	12	5	14	5
Gain on contract settlement	1,285	—	1,285	—

TOTAL OTHER INCOME (EXPENSE)	(5,546)	(4,525)	(15,024)	(8,724)

INCOME BEFORE STATE INCOME TAXES	25,635	11,366	13,469	39,045

(PROVISION FOR) STATE INCOME TAXES	(75)	—	(75)	—

NET INCOME	$25,560	$11,366	$13,394	$39,045

15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,523	$4,836
Accounts receivable, net	41,509	38,081
Other receivables	1,947	6,338
Prepaid expenses and other current assets	4,608	2,292
Derivative financial instruments	11,125	10,436

TOTAL CURRENT ASSETS	64,712	61,983

PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	527,863	442,880
Other property and equipment, net	15,981	13,384

TOTAL PROPERTY AND EQUIPMENT, NET	543,844	456,264

OTHER ASSETS
Investment in Partnership — cost	9,000	9,000
Deferred financing costs, net	13,447	13,552
Derivative financial instruments	8,668	14,165
Advances to operators	5,980	2,699
Deposits	1,323	576

TOTAL OTHER ASSETS	38,418	39,992

TOTAL ASSETS	$646,974	$558,239

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$74,145	$87,255
Current portion, asset retirement obligations	1,755	1,617
Derivative financial instruments	3,176	3,092

TOTAL CURRENT LIABILITIES	79,076	91,964

LONG-TERM LIABILITIES
Asset retirement obligations	44,487	41,096
Long-term debt	457,906	371,276
Notes payable to founder	20,309	19,709
Derivative financial instruments	1,704	2,296
Other long-term liabilities	5,440	7,240

TOTAL LONG-TERM LIABILITIES	529,846	441,617

TOTAL LIABILITIES	608,922	533,581

COMMITMENTS AND CONTINGENCIES (NOTE 10)

PARTNERS’ CAPITAL	38,052	24,658

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$646,974	$558,239

15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statement of Cash Flows
(unaudited — dollars in thousands)

	Six Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,394	$39,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	42,431	22,122
Impairment expense	10,755	2,093
Accretion expense	946	415
Amortization of loan costs	1,694	629
Amortization of debt discount	130	—
Dry hole expense	5,267	219
Unrealized (gain) loss on derivatives	4,300	(23,311)
(Gain) on contract settlement	(1,285)	—
Interest converted into debt	600	590
Settlement of asset retirement obligation	(246)	(463)
Changes in assets and liabilities:
Accounts receivable	(3,428)	619
Other receivables	4,391	148
Prepaid expenses and other non-current assets	(6,344)	(6,331)
Accounts payable, accrued liabilities, other long-term liabilities	(1,455)	(19,669)

NET CASH PROVIDED BY OPERATING ACTIVITIES	71,150	16,106

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(94,139)	(32,289)
Acquisitions	(61,235)	(101,359)

NET CASH USED IN INVESTING ACTIVITIES	(155,374)	(133,648)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	86,500	95,000
Repayments of long-term debt	—	(167)
Additions to deferred financing costs	(1,589)	(7,164)
Capital contributions	—	50,000
Capital distributions	—	(55)

NET CASH PROVIDED BY FINANCING ACTIVITIES	84,911	137,614

NET INCREASE IN CASH	687	20,072

CASH AND CASH EQUIVALENTS, beginning of period	4,836	4,274

CASH AND CASH EQUIVALENTS, end of period	$5,523	$24,346

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for interest	$16,484	$8,234
Cash paid during the period for taxes	$—	$—
Change in property asset retirement obligations, net	$2,829	$326
Change in accruals or liabilities for capital expenditures	$(12,170)	$14,871
15021 Katy Freeway, Suite 400 • Houston, Texas 77094 • (281) 530-0991 • www.altamesa.net